Exhibit 99.1

News Release

Eric Brown Joins IGT’s Board of Directors

LAS VEGAS — August 2, 2013 — International Game Technology (NYSE: IGT) (“IGT” or “the Company”), a global leader in casino gaming entertainment and systems technology, announced today the appointment of Eric Brown to the Company’s Board of Directors.

Mr. Brown is Chief Operating Officer, Chief Financial Officer and Executive Vice President of Polycom Inc., and has held the position since 2012. He also serves on the Board of Directors of Electronics for Imaging and chairs its Audit Committee.

“With over 20 years of experience in software, gaming and technology, we welcome Eric as a financial veteran to our Board,” said Phil Satre, IGT’s Chairman of the Board. “Eric’s exposure to international markets and his proven leadership allocating capital towards the creation of shareholder value will be a great asset to our Board of Directors.”

Prior to his current position, Mr. Brown demonstrated his financial acumen serving as Chief Financial Officer for several publicly-traded technology companies, including Electronic Arts Inc. from 2008 to 2012, McAfee Inc. from 2005 to 2008, and MicroStrategy Inc. from 2000 to 2004.

“I have always been fascinated by IGT’s evolution as an ingenious entertainment content provider,” said Eric Brown. “I look forward to contributing my financial and operational expertise as we focus on IGT’s expansion around the globe.”

Mr. Brown graduated with a Bachelor’s degree in Chemistry from the Massachusetts Institute of Technology (MIT), and earned his Masters of Management Science degree from MIT’s Sloan School of Management.

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About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for regulated markets around the world. IGT's recent acquisition of DoubleDown Interactive provides engaging casino style entertainment to more than 5 million players monthly. More information about IGT is available at www.IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com.

News Release

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Contact

Mariya Barnes

IGT Public Relations

702-669-7679

Mariya.Barnes@IGT.com